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                                                                   Exhibit 10.15

                     SIXTH AMENDMENT TO SETTLEMENT AGREEMENT

         This SIXTH AMENDMENT TO SETTLEMENT AGREEMENT (this "AMENDMENT") is made and entered into as of the 14th day of May, 1999, by and among MARRIOTT INTERNATIONAL, INC., a Delaware corporation ("MARRIOTT"), PATRIOT AMERICAN HOSPITALITY, INC., a Delaware corporation ("PAH"), and WYNDHAM INTERNATIONAL, INC., a Delaware corporation (collectively with PAH, "PATRIOT").

                              PRELIMINARY STATEMENT

         A. The parties hereto executed that certain Settlement Agreement dated the 27th day of May, 1998 (the "ORIGINAL SETTLEMENT AGREEMENT"), as amended by that certain First Amendment to Settlement Agreement dated the 26th day of August, 1998, as further amended by that certain Second Amendment to Settlement Agreement dated as of October 29, 1998, as further amended by that certain Third Amendment to Settlement Agreement dated as of January 6, 1999, as further amended by that certain Fourth Amendment to Settlement Agreement dated as of March 11, 1999 (the "FOURTH AMENDMENT"), and as further amended by that certain Fifth Amendment to Settlement Agreement dated as of April 23, 1999 (collectively, the "SETTLEMENT AGREEMENT"), pursuant to which, among other things, Patriot has agreed to consummate the Divestiture (as such term is defined in the Original Settlement Agreement).

         B. The Merger contemplated by the Settlement Agreement was consummated on June 2, 1998 and, as a result thereof, Patriot and Wyndham are direct or indirect successors in interest to Interstate.

         C. Patriot and Marriott have agreed on all material aspects of the formation of Newco and the Divestiture, but have agreed to delay the Divestiture to give Patriot the opportunity to revise the S-1 (as defined below) to include Newco's financial results for the first quarter of 1999.

         D. Accordingly, the parties hereto desire to further amend the Settlement Agreement in certain respects as contained herein.

         NOW THEREFORE, in consideration of the mutual premises, obligations, covenants and agreements herein contained, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. DEFINITIONS. Except as specifically defined herein, all capitalized terms used herein shall have the definitions provided in the Settlement Agreement.

         2. DIVESTITURE CONSUMMATION EXTENSION. The term "Final Divestiture Date", as used in the Settlement Agreement, is hereby amended to mean June 14, 1999. However, Patriot would

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prefer to consummate the Divestiture on June 1, 1999. Accordingly, Patriot and
Marriott agree to use their best efforts to consummate the Divestiture on June 1, 1999, but if for any reason the Divestiture does not occur by such date, Patriot shall have until June 14, 1999 to consummate the Divestiture.

         3. DIVESTITURE CONSUMMATION. Marriott acknowledges that Patriot is preparing to file with the Securities and Exchange Commission Amendment No. 4 to Form S-1 Registration Statement, which shall include among other things first quarter 1999 financial statements, and expects to file Amendment No. 5 to Form S-1 shortly thereafter, which shall include among other things information on directors and responses to comments received from the Securities and Exchange Commission (including, without limitation, all exhibits and schedules thereto, the "S-1"), a copy of the latest draft of which is attached hereto as Exhibit A.

         (a) MARRIOTT CONSENT RIGHTS. In accordance with the Settlement Agreement, Marriott has certain rights to approve and/or consent to certain matters relating to the Divestiture, including, without limitation, (i) material aspects of the formation of Newco, (ii) the Divestiture, (iii) the selection of certain officers and directors of Newco, (iv) the terms of the management contracts for the seven (7) hotels referred to in paragraph II(B) of the Term Sheet attached to the Fourth Amendment, (v) the Escrow Agreement, a form of which is attached hereto as Exhibit B, (vi) the indemnification of Newco by Patriot for those certain obligations outlined in paragraph I(C) of the Term Sheet attached to the Fourth Amendment, which language is included within the Distribution Agreement by and between Patriot, Interstate Hotels, LLC and Newco to be entered into prior to the date of Divestiture, a copy of which is attached hereto as Exhibit C (the "DISTRIBUTION AGREEMENT"), and (vii) various additional matters relating to Newco, Newco's subsidiaries (including, without limitation, for all purposes in this Amendment Interstate Hotels, LLC and its subsidiaries), Newco's or its subsidiaries' assets, and/or the Divestiture (collectively, the "APPROVED MATTERS").

         (b) DIVESTITURE CONSENT. Marriott hereby acknowledges that upon (i) consummation of the spin-off of Newco's stock as described in the S-1 (as the same may be amended after the date hereof to reflect updated financial information, to correct errors or misstatements, or as otherwise required under federal or state securities laws, rules or regulations) on or prior to June 14, 1999, and (ii) the contribution by Patriot of the Contributed Assets (as such term is defined in the Distribution Agreement) on or prior to June 14, 1999 in accordance with the Distribution Agreement, Patriot shall have satisfied its obligations to consummate the Divestiture in accordance with the Settlement Agreement by the Final Divestiture Date, and Marriott hereby consents to and approves of the Approved Matters.

         (c) CONFLICTS. To the extent that Patriot's obligations relating to (i) the Divestiture, (ii) Newco, or (iii) any of Newco's



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         subsidiaries described in the S-1 conflict with the corresponding obligations set forth in the Settlement Agreement (other than the express terms of this Sixth Amendment, which shall control), the Settlement Agreement shall be deemed to be amended to conform to the obligations described in the S-1.

         (d) FOURTH AMENDMENT OBLIGATIONS. Patriot and Marriott hereby agree that Sections I.B.1, I.D, I.E, VI.B and VI.C of the Term Sheet attached to the Fourth Amendment shall be deleted and that the provisions set forth below shall replace such sections.

                  1. Funding of Working Capital Deficit. On the date of Divestiture Patriot shall pay the LLC an amount equal to "Total current assets" (which amount shall include $13.5 million from the sale of the ownership interest in the Charles Hotel Complex and exclude "Related party receivables-management contracts") minus "Total current liabilities" (less (A) "Accounts payable-related parties," (B) "Accounts payable-health trust" and (C) any amounts owing in respect of "Accrued merger costs" to vendors or obligees of Interstate that have agreed in writing that neither Interstate nor its subsidiaries shall be liable for such amounts; the aggregate of such accrued merger costs shall be referred to as "NON-INTERSTATE MERGER COSTS") (the amount so calculated, "NET WORKING CAPITAL"), all as set forth in the historical column on the Unaudited Pro Forma Combined Balance Sheet dated March 31, 1999 contained in the S-1 (the "MARCH 31 BALANCE SHEET"), if and to the extent that Net Working Capital is negative.

                  2. Additional Capital Contribution. In addition to the payment described in subparagraph (d)1 above, on the date of Divestiture Patriot shall pay Newco (and not the LLC) sixteen million two hundred sixty thousand dollars ($16.26 million), plus an amount equal to"Accrued merger costs" as set forth in the March 31 Balance Sheet less Non-Interstate Merger Costs, and less the amount, if any, of Adjusted Positive Net Working Capital (as defined below). The LLC shall make a special distribution of cash or cash equivalents to Newco in the amount of any Adjusted Positive Net Working Capital. "ADJUSTED POSITIVE NET WORKING CAPITAL" shall equal the lesser of (i) positive Net Working Capital, if any (calculated in accordance with subparagraph (d)1 above) and (ii) "Cash and cash equivalents" as set forth in the March 31 Balance Sheet. On the March 31 Balance Sheet, the amount of "Accrued merger costs" on such balance sheet less Non-Interstate Merger Costs is $2.37 million. Notwithstanding anything to the contrary, for purposes of the post-Divestiture adjustment described in subparagraph 3 below, the "Accrued merger costs" line on the April 30 Balance Sheet shall not be less than $1.7 million.



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                  3. Post-Divestiture Adjustment. Patriot shall use its best efforts to cause Interstate Hotels, LLC and its accountants to deliver to Patriot and Marriott within thirty (30) days of the date of Divestiture an Unaudited Pro Forma Combined Balance Sheet dated as of April 30, 1999 (the "APRIL 30 BALANCE SHEET") prepared using the same methodology as that used for the March 31 Balance Sheet. Following delivery of the April 30 Balance Sheet, the parties agree to make the following adjustments:

                  (i) to the extent that the Net Working Capital (which, for all purposes under this subsection 3, shall be calculated in accordance with subsection 1 above) as set forth on the April 30 Balance Sheet is less than the Net Working Capital as set forth on the March 31 Balance Sheet, Patriot shall pay to Newco, on or before August 2, 1999, the amount of the difference.

                  (ii) to the extent that the Net Working Capital as set forth on the April 30 Balance Sheet is greater than the Net Working Capital as set forth on the March 31 Balance Sheet, Newco shall pay to Patriot, on or before August 2, 1999, the amount of the difference.

         Patriot represents and warrants that it has not received any funds transferred from Newco or any of Newco's subsidiaries since April 30, 1999, and Patriot shall not withdraw any such funds from and after the date hereof. Notwithstanding the previous sentence and to the extent permitted by the applicable Management Agreement, Patriot may withdraw from Newco any non-management fee cash or revenues related to hotels owned by Patriot.

                  4. The Charles Hotel Complex. If the sale of the ownership interest in the Charles Hotel Complex described in the S-1 (the "CHARLES SALE") is not consummated on or prior to October 1, 1999, as such date may be extended by agreement of Newco (or the Newco subsidiary that is the seller of such asset) and the purchaser, then Patriot shall contribute to the LLC an amount equal to $13.5 million less $2.2 million and any proceeds received by Newco or its subsidiary for the sale, such as liquidated damages from the purchaser (the amount of any such payment from Patriot, the "CHARLES PAYMENT"), provided that Newco shall perform its obligations relating to the Charles Sale set forth in Section 6.11 of the Distribution Agreement. If Patriot makes the Charles Payment and the ownership interest in the Charles is sold pursuant to a contract of sale entered into prior to the first anniversary of the date of distribution of Newco's shares by Patriot as described in the S-1, then upon receipt of the sales proceeds from such sale, Newco shall pay or cause to be paid to Patriot the amount of such proceeds up to a maximum amount of the Charles Payment made by Patriot. In addition, if a special distribution of Adjusted Positive Net Working Capital as described in subsection 2 above has been made to Newco, then the LLC operating agreement shall provide that such special distribution shall be unwound.

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                  5. Accounts Payable-Related Parties. On the date of the
         Divestiture, Newco's obligations to pay Patriot the amount set forth on the "Accounts payable-related parties" line of the March 31 Balance Sheet shall offset the obligation Patriot would otherwise have had to contribute an equal amount to Newco to true-up working capital, and such payables shall be deemed paid in full. Similarly, any increase in the "Accounts payable-related parties" line on the April 30 Balance Sheet from the March 31 Balance Sheet shall offset an equal amount of any post-Divestiture adjustment obligation under subsection 3 above Patriot would otherwise have had, and the amount of such increase shall be deemed paid in full.

         (e) FURTHER NEWCO OPERATIONS. Notwithstanding the Post-Divestiture Adjustment set forth in Section 3(d)3. hereto, in no event shall Patriot have any obligation under the Settlement Agreement or otherwise for diminution of Newco's or Newco's subsidiaries' actual or projected business from and after the date hereof, whether due to a default by Newco or any of such subsidiaries or otherwise, including without limitation any liability or obligation in respect of the contribution of funds or other assets to Newco or any of its subsidiaries, the actual or projected EBITDA of Newco or Interstate Hotels, LLC, or otherwise, except to the extent expressly provided in the Distribution Agreement.

         (f) EXPENSES. No provision of this Amendment shall be construed as limiting in any way Patriot's obligation in Section 12.2 of the Distribution Agreement to pay for expenses as described in such section; provided, however, that Patriot shall be given a credit for any expenses included as a liability on either the March 31 Balance Sheet or April 30 Balance Sheet.

         (g) NORTHRIDGE HOLDINGS, INC. The LLC operating agreement shall be modified to provide that Northridge Holdings, Inc. shall be the sole Managing Member of the LLC, in place of Newco, and Newco shall own 100% of Northridge Holdings, Inc. In addition, Newco shall guarantee to Patriot the obligations of Northridge Holdings, Inc. to the LLC and Patriot under the LLC operating agreement. Marriott consents to this modified structure.

         4. CONSENT TO APOLLO TRANSACTION. Patriot entered into a Securities Purchase Agreement dated as of February 18, 1999 by and among Patriot and the parties identified on the signature pages thereto as the Investors (the "SECURITIES PURCHASE Agreement"). Marriott hereby consents, on behalf of itself and its affiliates, to the transactions contemplated by the Securities Purchase Agreement, and any amendments thereto, provided, however, that if the Securities Purchase Agreement is amended, Marriott (on behalf of itself and its affiliates) shall not be deemed to have consented to the transactions contemplated by such amendment to the extent such transactions would result in a sale or transfer of a Patriot Interest otherwise prohibited by Section 3.2.4 of the Settlement Agreement.

         5. WIOP LEASE TERMINATIONS. Certain hotels owned by PAH or its affiliates are leased to Wyndham or its affiliates, and if PAH determines it no longer wishes to maintain its REIT


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status, Patriot may determine to terminate such leases. Marriott agrees that to the extent Patriot decides to do so, Marriott agrees to cooperate with Patriot to permit the termination of such leases and the assignment or modification of any applicable franchise agreements, management agreements, submanagement agreements, owner's agreements and other related agreements to the extent reasonably necessary to accomplish such lease terminations, with the result that the parties to such agreements (other than the lessees) shall have the same rights and obligations following such assignments or modifications but for the termination of the leases. By way of example only, if the lease of an Exhibit B Hotel from PAH to Wyndham or its affiliate was terminated, Patriot and Marriott would cooperate to amend the related Management Agreement, Submanagement Agreement and Owner's Agreement to delete references to such lease and lessee.

         6. FUNDING OBLIGATIONS. In the event that any Take-Over Date for an Exhibit B Hotel occurs prior to August 1, 1999, Marriott and Patriot agree that Patriot shall fund the Owner/Lessee Funding Obligations for such hotel on August 2, 1999, rather than on the Take-Over Date.

         7. NO OTHER CHANGES. Except as specifically amended herein, the Settlement Agreement remains in full force and effect.

         8. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and all of which shall together constitute one and the same instrument.

         9. MARRIOTT EXPENSES. Pursuant to Section 5.9 of the Original Settlement Agreement, Patriot shall pay Marriott's costs associated with the formation and implementation of the Newco structure; provided that such costs do not exceed $500,000.

        10. NO THIRD-PARTY BENEFICIARIES. Patriot and Marriott agree that nothing contained in this Amendment shall be deemed to confer any rights or benefits upon any third parties.

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         IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute this Amendment as of the day and year first written above.

ATTEST:                                MARRIOTT INTERNATIONAL, INC.,
                                       a Delaware corporation


                                       By:
                                          --------------------------------------
                                            Name:
                                            Title:


                                       PATRIOT AMERICAN HOSPITALITY, INC.,
                                       a Delaware corporation


                                       By:
                                          --------------------------------------
                                            Name:
                                            Title:


                                       WYNDHAM INTERNATIONAL, INC.,
                                       a Delaware corporation


                                       By:
                                          --------------------------------------
                                            Name:
                                            Title:




                                       S-1